CLEAR SYSTEM RECYCLING, INC. For Immediate Release
Clear System Contact: John Carter President 905-302-3843 cartera@sympatico.ca	Investor Relations Contact: Michael Porter President Porter, LeVay & Rose 212-564-4700 mike@plrinvest.com

CLEAR SYSTEM RECYCLING, INC. ANNOUNCES MEMORANDUM OF UNDERSTANDING TO ACQUIRE CI HOLDINGS, INC.

OAKVILLE, Ontario, September 20, 2012 - Clear System Recycling, Inc. (OTCBB: CLSR) (the “Company”) announces it has entered into a Memorandum of Understanding (the “MOU”) to acquire all the issued and outstanding shares of CI Holdings, Incorporated (“CI”), an Oregon corporation, the holding company for Chiurazzi Internazionale S.r.l. an Italian Corporation.  The MOU is subject to appropriate legal and accounting due diligence, as well as board and shareholder approval, in order to complete a definitive agreement between the parties (the “Acquisition”).

As per the terms of the MOU, Clear System will issue one share of restricted common stock of the Company in exchange for each share of CI Holdings’ common stock, and will assume $2,800,000 of debt.  The total amount of shares to be issued is anticipated to be 6.6 million common shares of the Company.  Clear System will acquire 100% of the issued shares of capital stock and all other rights to acquire capital stock of CI.  Clear System expects this transaction to close in October 2012, and its previously announced definitive merger agreement with Masterpiece Investments Corp., to close shortly thereafter.  Clear System announced its intent to acquire Masterpiece Investments on August 24, 2012.

Chiurazzi Internazionale S.r.l., owns and operates the Chiurazzi Foundry based in Casoria, Italy, which houses the world renowned Chiurazzi Mould Collection.  The collection, comprised of more than 1,650 artistic bronze sculpture moulds taken from original marble masterpieces housed in many of the most famous museums in the world, is essentially the national archive of Italian sculpture and artifacts.

Following the closing of the Acquisition, the Board of Directors of Clear System will consist of the current Board of Directors of Clear System and Gordon Root as designated by CI.  Mr. Root will also serve as the Clear System’s Chief Operating Officer upon closing of the Acquisition.

About CI Holdings, Inc.

CI Holdings is the holding company for Chiurazzi Internazionale S.r.l. In 1890 the Chiurazzi Foundry obtained authorization by the Italian Ministry of Cultural Goods and Activities to enter the National Archeological Museum in Naples, Italy, and take moulds of the entire collection of art and artifacts excavated from the ruins of Pompeii and Herculaneum. The mould making was then expanded to other museums in Italy including the Vatican, the Villa Borghese, the Uffizi Gallery, San Pietro, Vincoli in Rome and the Bargello Museum in Florence.  This making of plaster moulds from the original marble and bronze masterpieces was then expanded to the foremost museums of the world that housed art which originated in Italy including the Louvre, the Olympic, the Copenhagen, and the British museums.  The mould making was initiated in 1890 and continued through 1972, but the bulk of the moulds were taken from 1890-1939.

Artists represented in the collection include Michelangelo, Bernini, Giambologna, Cellini, Canova, Donatello, and many others.  As proscribed by International art protocol, up to 9 full size castings can be made from the mould taken from the original which is considered a “posthumous first edition original”, many of which are valued in the millions of dollars per piece.  In addition to the originals, there is an extensive collection of masterpiece reductions from the Chiurazzi School, which are cast in limited editions of 299.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ.  Forward looking statements, include management’s ability to negotiate a MOU and definitive agreement with CI Holdings and the complete the definitive agreement with Masterpiece Investments Corp.  Potential risks and uncertainties include, but are not limited to, the competitive environment within the fine art marketplace, the extent and cost effectiveness with which Clear System is able to implement the merger, obtaining regulatory approval, financing, and the market acceptance and successful technical and economic implementation of Clear System's intended plan.  Additional discussion of these and other risk factors affecting the Company's business and prospects is contained in the company's periodic filings with the SEC.